EXHIBIT 99.1

FOR:                300 Alexander Park, Suite 204
Princeton, NJ 08540
(609) 716-8200
www.amrepcorp.com

CONTACT:      Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP COMPLETES RIGHTS OFFERING FOR
1,199,242 SHARES OF COMMON STOCK AT $6.25 PER SHARE

Princeton, New Jersey, June 28, 2013 – AMREP Corporation (the “Company”) (NYSE:AXR) has successfully completed its rights offering, which closed at 5:00 PM New York City time on June 27, 2013.  The rights offering allowed existing shareholders of the Company to purchase an aggregate of 1,199,242 shares of the Company’s common stock at $6.25 per share.  Rights were issued to shareholders of record as of May 31, 2013.

Preliminary results indicate that the rights offering was fully subscribed and raised gross proceeds of approximately $7.5 million.  The rights offering is expected to result in the issuance of 1,199,242 shares of the Company’s common stock and, following such issuance, the Company expects to have 7,195,454 shares of common stock outstanding.  The Company also reported that the demand for its shares in the rights offering exceeded the available shares being offered by approximately one million shares.  Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

About AMREP Corporation

The Company’s Media Services business, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distributes magazines to wholesalers and provides subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the gross proceeds expected to be raised in the rights offering, the number of shares expected to be issued as a result of the rights offering and the excess number of shares requested for subscription in the rights offering exceeding the available shares being offered in the rights offering.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings the Company makes with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.